UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):    April 21, 2005

TECHNOCONCEPTS, INC.

 (Exact name of Company as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	333-90682 (Commission File Number)	84-1605055 (IRS Employer Identification No.)

6060 Sepulveda Blvd., Suite 202, Van Nuys, CA  91411

(Address of principal executive offices)       (Zip Code)

Company's telephone number, including area code     (818) 988-3364

15531 Cabrito Road, Van Nuys, CA 91406

(Former Address and Zip Code, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL SATEMETNS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On April 21, 2005, the Audit Committee of the Board of Directors of TechnoConcepts, Inc. (the "Company") concluded the Company’s audited financial statements for the fiscal year ended September 30, 2004 and its unaudited financial statements for the quarter ended December 31, 2004 should no longer be relied upon as a result of certain omissions regarding expenses associated with the issuance of convertible debentures.

In response to comments received from the Securities and Exchange Commission relating to the Company’s Annual Report on Form 10-KSB for the year ended September 30, 2004, the Company, in consultation with its independent accounts, Seligson & Giannattasio, LLP, determined that a beneficial conversion expense should have been recorded by the Company in connection with the Company’s issuance of convertible notes in January and February of 2004.  As a result, the Company intends to record a beneficial conversion expense of $201,268 and to restate its audited financial statements for the fiscal year ended September 30, 2004 in order to properly account for this expense.

Additionally, in response to comments received from the Securities and Exchange Commission relating to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004, the Company, in consultation with Seligson & Giannattasio, LLP, determined that a beneficial conversion expense should have been recorded by the Company in connection with the Company’s issuance of $3.775 million in convertible debentures in November 2004.  As a result, the Company intends to record a beneficial conversion expense of $276,014 during the quarter ended December 31, 2004, and to restate its unaudited financial statements for the quarter ended December 31, 2004 in order to properly account for this expense.

The Audit Committee of the Board of Directors of the Company has discussed with the Company’s independent accountant, Seligson & Giannattasio, LLP, the matters disclosed in this filing.  The Company intends to amend and restate its Annual Report on Form 10-KSB for the year ended September 30, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004 in order to correct the errors detailed above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 21, 2005

TECHNOCONCEPTS, INC.

(Registrant)

By: /s/Michael Handelman

Michael Handelman

Chief Financial Officer